Exhibit 12.1


                                        ProForma(1)                             December 31,
                                       ------------   -------------------------------------------------------------------------
                                            1996          1996             1995           1994           1993          1992
                                       ------------   ------------    ------------    ------------   ------------  ------------
Fixed charges:
 Interest                              $195,745,000   $147,326,000   $  40,562,000   $  15,316,000   $  2,950,000
 Amortization of debt expense             8,873,000      8,873,000       1,424,000         502,000        117,000
 Interest portion of rental expense       5,289,000      4,957,000         647,000         369,000         66,000   $    28,000
                                       ------------   ------------    ------------    ------------   ------------  ------------
                                       $209,907,000   $161,156,000   $  42,633,000    $ 16,187,000   $  3,133,000   $    28,000
                                                      ============   =============    ============   ============   ===========
Preferred Stock Dividend
 Requirement                             13,000,000
                                       ------------
Combined Fixed Charges and
 Preferred Stock Dividends             $222,907,000
                                       ============
Earnings:
 Income (loss) from operations        ($240,315,000) ($246,801,000)  ($93,262,000)  ($27,943,000)  ($10,431,000)   $ 2,249,000
 Fixed charges per above                209,907,000    161,156,000     42,633,000     16,187,000      3,133,000         28,000
   Less: Capitalized interest            10,294,000     10,294,000    (12,183,000)    (3,906,000)
                                       ------------   ------------    ------------    ------------   ------------  -----------
                                      ($20, 114,000)  ($75,351,000)  ($62,812,000)  ($15,662,000)   ($7,298,000)   $ 2,277,000
                                       ============   ============   ============   ============    ============   ===========

Ratio of Earnings to Fixed                       --             --             --             --             --           81:1
 Charges (2)
Ratio of Earnings to Combined
 Fixed Charges and Preferred
 Stock Dividends (3)                             --

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(1) December 31, 1996 proforma for the NTL acquisition and the interest and dividend requirements of the 10% Senior Notes and the 13% Senior Redeemable Exchangeable Preferred Stock.

    The ratio of earnings to fixed charges and combined fixed charges and preferred stock dividends is not meaningful for periods that result in a deficit.

(2) For the years ended December 31, 1996, 1995, 1994, and 1993, the deficit of earnings to fixed charges was $236,507,000, $105,445,000, $31,849,000 and
    $10,431,000, respectiviely, and the proforma as adjusted for the year ended December 31, 1996 was $230,021,000.

(3) The proforma deficit of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1996 was $243,021,000.